News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Website: www.qelp.net

Quest Energy Partners to Present at 2008 Master Limited Partnership Investor Conference

OKLAHOMA CITY – May 19, 2008 – Quest Energy Partners L.P. (NASDAQ: QELP), today announced that Jerry D. Cash, Chairman and CEO, will be presenting at the National Association of Publicly Traded Partnerships 2008 Master Limited Partnership Investor Conference in New York, New York on Thursday, May 22, 2008 at 2:45 p.m. EDT.

Interested parties can access the presentation and link to the live webcast on the company’s website at www.qelp.net. A replay and copy of the presentation will be available on the website for at least 30 days following the event.

About Quest Energy Partners L.P.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation (NASDAQ: QRCP) to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.